Karat Packaging Reports Second Quarter 2026 Financial Results

— Online Growth Fuels Record Sales and Solid Profitability —

CHINO, Calif., August 6, 2026 – Karat Packaging Inc. (Nasdaq: KRT) ("Karat Packaging" or the "Company"), a specialty distributor and manufacturer of environmentally friendly, disposable foodservice products and related items, today announced financial results for its second quarter ended June 30, 2026.

Second Quarter 2026 Highlights

•Record quarterly net sales of $136.3 million, up 9.9 percent, from $124.0 million in the prior-year quarter.
•International Emergency Economic Powers Act ("IEEPA") tariff refunds reduced costs of goods sold by $25.8 million, reversing IEEPA tariff costs absorbed in prior periods, and increased other income, net by $0.9 million, from interest received related to the refunds.
•Gross profit of $77.2 million, including contribution of $25.8 million from the IEEPA tariff refunds, up 57.1 percent, from $49.1 million in the prior-year quarter.
•Gross margin of 56.6 percent, including contribution of 1,890 basis points from the IEEPA tariff refunds, compared with 39.6 percent in the prior-year quarter.
•Net income of $29.6 million, including contribution of $20.2 million from the IEEPA tariff refunds, up 168.3 percent, from $11.1 million in the prior-year quarter.
•Net income margin of 21.8 percent, including contribution of 1,480 basis points from the IEEPA tariff refunds, versus 8.9 percent in the prior-year quarter.
•Adjusted EBITDA of $41.6 million, including contribution of $25.8 million from the IEEPA tariff refunds, versus $17.7 million in the prior-year quarter.
•Adjusted EBITDA margin of 30.5 percent, including contribution of 1,890 basis points from the IEEPA tariff refunds, versus 14.3 percent in the prior-year quarter.

Guidance

•Net sales for the 2026 third quarter expected to increase by low double-digits from the prior-year quarter.
•Gross margin for the 2026 third quarter expected to be within 35 to 37 percent, including insignificant IEEPA tariff refunds anticipated during the quarter.
•Adjusted EBITDA margin for the 2026 third quarter expected to be within 9 to 11 percent, including insignificant IEEPA tariff refunds anticipated during the quarter.
•Net sales for full-year 2026 expected to increase by low double-digits from the prior year.
•Gross margin for full-year 2026 expected to be in the low 40 percents, including IEEPA tariff refunds recorded during the first half of 2026.
•Adjusted EBITDA margin for full-year 2026 expected to be approximately mid-teens, including IEEPA tariff refunds recorded during the first half of 2026.

“We delivered record quarterly net sales of $136.3 million, driven by solid customer demand and accelerated momentum in our online business growth,” said Alan Yu, Chief Executive Officer. “Our financial performance included a benefit from the IEEPA tariff refunds, which further contributed to strong reported profitability.

“We continue to experience encouraging momentum across the business and our sales pipeline is expanding. During the quarter, we added four new chain accounts and our online business grew 23.6 percent over the prior-year quarter, further strengthening our growth prospects. At the same time, we continue to execute plans to enhance operational efficiency and manage costs to support sustainable profitability.

“To support our long-term growth strategy, we are currently finalizing a lease for a 47,000-square-foot warehouse for a new distribution center in Orlando, Florida, which we expect to be operational by the third quarter of this year. The new facility is expected to enhance Karat’s ability to better serve customers throughout the Southeast, improve fulfillment capabilities for our growing e-commerce business, reduce delivery times, and provide additional infrastructure to support future growth,” Yu added.

Second Quarter 2026 Financial Results

Net sales for the 2026 second quarter increased 9.9 percent to $136.3 million, from $124.0 million in the prior-year quarter. The increase was primarily driven by $13.1 million in volume growth and product mix, as well as a $0.4 million favorable year-over-year pricing comparison, partially offset by a decrease of $1.1 million in shipping and logistics revenue.

Cost of goods sold for the 2026 second quarter decreased 21.0 percent to $59.1 million, from $74.9 million in the prior-year quarter. The decrease was primarily driven by IEEPA tariff refunds of $25.8 million, partially offset by higher product costs of $6.9 million, primarily due to increased sales volume and resin price, coupled with higher import costs, including duty and tariffs and ocean freight of $3.5 million, mainly due to a 4.3 percent increase in number of containers imported and an 8.9 percent increase in average container rate compared to the prior-year quarter.

Gross profit for the 2026 second quarter increased to $77.2 million, including contribution of $25.8 million from the IEEPA tariff refunds, from $49.1 million in the prior-year quarter. Gross margin was 56.6 percent in the 2026 second quarter, including contribution of 1,890 basis points from the IEEPA tariff refunds, compared with 39.6 percent in the prior-year quarter. Partially offsetting this benefit, product costs as a percentage of net sales increased to 49.2 percent from 48.5 percent, and import costs as a percentage of net sales increased to 11.1 percent from 9.5 percent compared to the prior-year quarter.

Operating expenses for the 2026 second quarter increased to $39.6 million, from $32.6 million in the prior-year quarter. The increase was primarily driven by $3.1 million in higher shipping and transportation costs due to increased shipping volume and shipping rate, $0.6 million higher online platform fees, and $0.5 million higher marketing expense due to a 23.6 percent online sales growth. Other increases included a $1.1 million increase in salaries and benefits, a $0.6 million increase in bad debt expense, and a $0.4 million increase in warehouse expense. Further, 2026 second quarter included a $0.1 million loss compared with a $0.3 million gain on disposal of machinery in the normal course of business in the prior-year quarter.

Other income, net for the 2026 second quarter was $1.4 million, compared with other expenses, net, of $2.0 million in the prior-year quarter. The increase in other income, net was mainly driven from a loss on foreign currency transactions of $0.1 million, compared to a loss of $2.9 million during the same period last year. In addition, interest income increased $0.5 million due to $0.9 million interest income related to IEEPA tariff refunds recognized in the 2026 second quarter, partially offset by a decrease of $0.4 million in interest income from investment in certificates of deposit compared to the prior-year quarter.

Net income for the 2026 second quarter increased 168.3 percent to $29.6 million, including contribution of $20.2 million from the IEEPA tariff refunds, from $11.1 million in the prior-year quarter. Net income margin was 21.8 percent in the 2026 second quarter, including contribution of 1,480 basis points from the IEEPA tariff refunds, compared with 8.9 percent in the prior-year quarter.

Net income attributable to Karat Packaging for the 2026 second quarter was $29.3 million, or $1.46 per diluted share, including contribution of 1.00 per share from the IEEPA tariff refunds, compared with $10.9 million in the prior-year quarter, or $0.54 per diluted share.

Adjusted EBITDA, a non-GAAP measure defined below, was $41.6 million for the 2026 second quarter, including contribution of $25.8 million from the IEEPA tariff refunds, compared with $17.7 million for the prior-year quarter. Adjusted EBITDA margin, a non-GAAP measure defined below, was 30.5 percent of net sales for the 2026 second quarter, including contribution of 1,890 basis points from the IEEPA tariff refunds, compared with 14.3 percent for the prior-year quarter.

Adjusted diluted earnings per common share, a non-GAAP measure defined below, was $1.48 per share for the 2026 second quarter, including contribution of $1.00 per share from the IEEPA tariff refunds, compared with $0.57 per share for the prior-year quarter.

Six-Month 2026 Financial Results

Net sales for the first half of 2026 increased 11.3 percent to $253.2 million, from $227.6 million in the same period last year. The increase was primarily due to an increase of $25.4 million in volume and change in product mix, as well as a $2.3 million favorable year-over-year pricing comparison, partially offset by a decrease of $2.0 million in shipping and logistics revenue.

Cost of goods sold for the first half of 2026 decreased 2.3 percent to $134.6 million, from $137.7 million in the same period last year, primarily due to IEEPA tariff refunds of $25.8 million in the first half of 2026. This decrease is partially offset by an increase of $12.1 million in product costs primarily driven by higher sales volume and resin price, and an increase of $10.7 million in import costs, including duty and tariffs and ocean freight, primarily as a result of higher import duty and tariffs.

Gross profit for the first half of 2026 increased 32.1 percent to $118.7 million, including contribution of $25.8 million from the IEEPA tariff refunds, from $89.9 million in the same period last year. Gross margin was 46.9 percent for the first half of 2026, including contribution of 1,020 basis points from the IEEPA tariff refunds, compared with 39.5 percent in the same period last year. Product costs as a percentage of net sales decreased to 48.8 percent from 48.9 percent, while import costs increased to 12.4 percent from 9.1 percent, compared to the same period of 2025.

Operating expenses for the first half of 2026 were $72.6 million, compared with $65.5 million in the same period last year. The increase was primarily driven by a $2.7 million increase in shipping and transportation costs due to higher shipping volume and increased shipping rate, as well as higher salaries and benefits, bad debt expense, warehouse expense, and marketing expenses. Further, the first half of 2026 included a $0.1 million loss compared to a $0.3 million gain on disposal of machinery in the normal course of business in the same period of 2025.

Other income, net for the first half of 2026 was $2.3 million, compared with other expenses, net, of $0.9 million in the same period last year. The increase in other income, net was mainly driven by a gain on foreign currency transactions of $0.2 million, compared to a loss of $2.6 million during the same period last year. In addition, interest income increased $0.2 million due to $0.9 million interest income related to IEEPA tariff refunds recognized in the first half of 2026, partially offset by a decrease of $0.7 million in interest income from investment in certificates of deposit compared to the same period of 2025.

Net income increased 105.9 percent to $36.8 million for the first half of 2026, including contribution of $20.2 million from the IEEPA tariff refunds, from $17.9 million in the same period last year. Net income margin was 14.5 percent in the first half of 2026, including a contribution of 800 basis points from the IEEPA tariff refunds, compared with 7.8 percent in the same period of 2025.

Net income attributable to Karat Packaging was $36.1 million, or $1.80 per diluted share, including contribution of 1.00 per share from the IEEPA tariff refunds, for the first half of 2026, compared with $17.3 million, or $0.86 per diluted share, in the same period of 2025.

Adjusted EBITDA, a non-GAAP measure defined below, was $54.1 million in the first half of 2026, including contribution of $25.8 million from the IEEPA tariff refunds, compared with $29.6 million in the same period last year. Adjusted EBITDA margin, a non-GAAP measure defined below, was 21.4 percent in the first half of 2026, including contribution of 1,020 basis points from the IEEPA tariff refunds, compared with 13.0 percent in the same period of 2025.

Adjusted diluted earnings per common share, a non-GAAP measure defined below, was $1.83 per share in the first half of 2026, including contribution of $1.00 per share from the IEEPA tariff refunds, compared with $0.90 per share in the same period of 2025.

Dividend

On August 4, 2026, Karat Packaging’s Board of Directors approved an increase in its regular quarterly dividend to $0.47 per share on the Company’s common stock, payable on or about August 28, 2026, to stockholders of record as of August 21, 2026.

Share Repurchase Program

During the second quarter of 2026, the Company repurchased 73,510 shares of its common stock at an average price of $27.11 per share, for a total investment of approximately $2.0 million, under its previously announced Share Repurchase Program. As of June 30, 2026, approximately $10.0 million remained available for future repurchases under the program. No shares were repurchased during the first quarter of 2026 or the six months ended June 30, 2025.

Investor Conference Call

The Company will host an investor conference call today, August 6, 2026, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss its 2026 second quarter results.

Phone: (877) 418-4045 (domestic); (412) 317-6745 (international)
Conference ID: Karat Packaging Inc.
Webcast: Accessible at https://irkarat.com/events-presentations/; archive available for approximately one year

About Karat Packaging Inc.

Karat Packaging Inc. is a specialty distributor and manufacturer of a wide range of disposable foodservice products and related items, primarily used by national and regional restaurants and in foodservice settings throughout the United States. Its products include food and take-out containers, bags, tableware, cups, lids, cutlery, straws, specialty beverage ingredients, equipment, gloves and other products. The Company’s eco-friendly Karat Earth® line offers quality, sustainably focused products that are made from renewable resources. Karat Packaging also offers customized solutions, including new product development and design, printing, and logistics services. To learn more about Karat Packaging, please visit the Company’s website at www.karatpackaging.com.

Caution Concerning Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements, including, but not limited to, achieving our financial guidance, are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K and any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after the date of this release, except as required by law.

# # #

Investor Relations and Media Contacts:

PondelWilkinson Inc.
Judy Lin or Roger Pondel
310-279-5980
ir@karatpackaging.com

KARAT PACKAGING INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net sales	$136,302	$123,986	$253,249	$227,610
Cost of goods sold	59,142	74,879	134,563	137,741
Gross profit	77,160	49,107	118,686	89,869
Operating expenses
Selling expenses	17,544	13,716	30,480	28,127
General and administrative expenses (including $675 and $785 associated with variable interest entity for the three months ended June 30, 2026 and 2025, respectively; $1,316 and $1,462 associated with variable interest entity for the six months ended June 30, 2026 and 2025, respectively)	21,954	19,124	42,080	37,672
Loss (gain), net, on disposal of property	60	(283)	60	(300)
Total operating expenses	39,558	32,557	72,620	65,499
Operating income	37,602	16,550	46,066	24,370
Other income (expenses)
Rental income (including $362 and $361 associated with variable interest entity for the three months ended June 30, 2026 and 2025, respectively; $719 and $807 associated with variable interest entity for the six months ended June 30, 2026 and 2025, respectively)	716	755	1,414	1,531
Other income, net (including $0 associated with variable interest entity for both the three months ended June 30, 2026 and 2025; $76 and $0 associated with variable interest entity for the six months ended June 30, 2026 and 2025, respectively)	53	(82)	144	(38)
(Loss) gain on foreign currency transactions	(81)	(2,867)	171	(2,628)
Interest income (including $2 and $85 associated with variable interest entity for the three months ended June 30, 2026 and 2025, respectively; $5 and $311 associated with variable interest entity for the six months ended June 30, 2026 and 2025, respectively)	1,161	676	1,447	1,242
Interest expense (including ($381) and ($509) associated with variable interest entity for the three months ended June 30, 2026 and 2025, respectively; ($761) and ($1,009) associated with variable interest entity for the six months ended June 30, 2026 and 2025, respectively)	(425)	(521)	(834)	(1,030)
Total other income (expenses), net	1,424	(2,039)	2,342	(923)
Income before provision for income taxes	39,026	14,511	48,408	23,447
Provision for income taxes	9,377	3,459	11,618	5,580
Net income	29,649	11,052	36,790	17,867
Net income attributable to noncontrolling interest	318	118	718	524
Net income attributable to Karat Packaging Inc.	$29,331	$10,934	$36,072	$17,343
Basic and diluted earnings per share:
Basic	$1.47	$0.55	$1.81	$0.87
Diluted	$1.46	$0.54	$1.80	$0.86
Weighted average common shares outstanding, basic	19,948,690	20,058,247	19,955,917	20,047,436
Weighted average common shares outstanding, diluted	20,107,051	20,191,111	20,090,225	20,194,942

KARAT PACKAGING INC. AND SUBSIDIARIES
NET SALES BY CATEGORY (UNAUDITED)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Chains and distributors	$105,939	$97,165	$198,818	$177,835
Online	25,817	20,884	45,342	38,675
Retail	4,546	5,937	9,089	11,100
	$136,302	$123,986	$253,249	$227,610

KARAT PACKAGING INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET AND CASH FLOW INFORMATION
(In thousands)

Selected Balance Sheet Information:	June 30, 2026	December 31, 2025
	(Unaudited)
Cash and cash equivalents	$38,399	$37,880
Short-term investments	$15,744	$—
Accounts receivable, net of allowance for bad debt	$49,208	$36,402
Inventories	$89,085	$81,682
Total assets	$316,813	$287,686
Accounts payable	$33,997	$26,323
Total current liabilities	$88,551	$70,220
Total liabilities	$142,538	$130,816
Total stockholders’ equity	$174,275	$156,870

Selected Cash Flow Information:	Six Months Ended June 30,
	2026	2025
	(Unaudited)	(Unaudited)
Net cash provided by operating activities (1)	$40,345	$17,476
Net cash (used in) provided by investing activities	$(18,260)	$1,164
Dividends paid to shareholders	$(17,953)	$(18,048)
Net cash used in financing activities	$(21,566)	$(19,675)
(1) Net cash provided by operating activities included cash receipts related to the IEEPA tariff refunds of $25.2 million during the six months ended June 30, 2026.

KARAT PACKAGING INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(In thousands, except percentages and per share amounts)

Reconciliation of Adjusted EBITDA and Adjusted EBITDA margin:	Three Months Ended June 30,
	2026		2025
	Amounts	% of Net Sales	Amounts	% of Net Sales
Net income:	$29,649	21.8%	$11,052	8.9%
Add (deduct):
Interest income	(1,161)	(0.9)	(676)	(0.5)
Interest expense	425	0.3	521	0.4
Provision for income taxes	9,377	6.9	3,459	2.8
Depreciation and amortization	2,727	2.0	2,678	2.1
Stock-based compensation expense	596	0.4	445	0.4
Secondary offering transaction costs (1)	—	—	214	0.2
Adjusted EBITDA	$41,613	30.5%	$17,693	14.3%

Reconciliation of Adjusted EBITDA and Adjusted EBITDA margin:	Six Months Ended June 30,
	2026		2025
	Amounts	% of Net Sales	Amounts	% of Net Sales
Net income:	$36,790	14.5%	$17,867	7.8%
Add (deduct):
Interest income	(1,447)	(0.6)	(1,242)	(0.5)
Interest expense	834	0.3	1,030	0.4
Provision for income taxes	11,618	4.6	5,580	2.5
Depreciation and amortization	5,468	2.3	5,366	2.4
Stock-based compensation expense	838	0.3	791	0.3
Secondary offering transaction costs (1)	—	—	214	0.1
Adjusted EBITDA	$54,101	21.4%	$29,606	13.0%

Reconciliation of Adjusted EBITDA by Entity:	Three Months Ended June 30, 2026
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss)	$29,402	$375	$(128)	$29,649
Add (deduct):
Interest income	(1,158)	(3)	—	(1,161)
Interest expense	44	381	—	425
Provision for income taxes	9,377	—	—	9,377
Depreciation and amortization	2,424	303	—	2,727
Stock-based compensation expense	596	—	—	596
Adjusted EBITDA	$40,685	$1,056	$(128)	$41,613

Reconciliation of Adjusted EBITDA by Entity:	Three Months Ended June 30, 2025
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss)	$10,932	$139	$(19)	$11,052
Add (deduct):
Interest income	(592)	(84)	—	(676)
Interest expense	13	508	—	521
Provision for income taxes	3,459	—	—	3,459
Depreciation and amortization	2,374	304	—	2,678
Stock-based compensation expense	445	—	—	445
Secondary offering transaction costs (1)	214	—	—	214
Adjusted EBITDA	$16,845	$867	$(19)	$17,693

Reconciliation of Adjusted EBITDA by Entity:	Six Months Ended June 30, 2026
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss)	$36,143	$846	$(199)	$36,790
Add (deduct):
Interest income	(1,442)	(5)	—	(1,447)
Interest expense	73	761	—	834
Provision for income taxes	11,618	—	—	11,618
Depreciation and amortization	4,862	606	—	5,468
Stock-based compensation expense	838	—	—	838
Adjusted EBITDA	$52,092	$2,208	$(199)	$54,101

Reconciliation of Adjusted EBITDA by Entity:	Six Months Ended June 30, 2025
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss)	$17,341	$617	$(91)	$17,867
Add (deduct):
Interest income	(931)	(311)	—	(1,242)
Interest expense	22	1,008	—	1,030
Provision for income taxes	5,580	—	—	5,580
Depreciation and amortization	4,759	607	—	5,366
Stock-based compensation expense	791	—	—	791
Secondary offering transaction costs (1)	214	—	—	214
Adjusted EBITDA	$27,776	$1,921	$(91)	$29,606

Reconciliation of Adjusted Diluted Earnings Per Common Share:	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Diluted earnings per common share:	$1.46	$0.54	$1.80	$0.86
Add (deduct):
Stock-based compensation expense	0.03	0.02	0.04	0.04
Secondary offering transaction costs (1)	—	0.01	—	0.01
Tax impact	(0.01)	—	(0.01)	(0.01)
Adjusted diluted earnings per common shares	$1.48	$0.57	$1.83	$0.90

(1) Secondary offering transaction costs represent legal and professional fees incurred in connection with the completion of the secondary offering by certain executive officers and stockholders of the Company, which were directly related to the offering and were incremental to our normal operating expenses.

Reconciliation of Free Cash Flow:	Six Months Ended June 30,
	2026	2025
Cash from operating activities (1)	$40,345	$17,476
Deduct:
Purchase of property and equipment	(621)	(274)
Deposits paid for property and equipment	(1,653)	(989)
Free Cash Flow	$38,071	$16,213
(1) Net cash provided by operating activities included cash receipts related to the IEEPA tariff refunds of $25.2 million during the six months ended June 30, 2026.
Use of Non-GAAP Financial Measures

Karat Packaging utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:

•Adjusted EBITDA is a financial measure calculated as net income excluding (i) interest income, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization, (v) stock-based compensation expense, and (vi) secondary offering transaction costs.
•Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net sales.
•Adjusted diluted earnings per common share is calculated as diluted earnings per common share, plus the per share impact of stock-based compensation and secondary offering transaction costs, and adjusted for the related tax effects of these adjustments.
•Free Cash Flow is calculated as cash from operating activities less cash used in (i) purchases of property and equipment, and (ii) deposits paid for property and equipment.

We believe the above-mentioned non-GAAP measures, which are used by management to assess the core performance of Karat Packaging, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of Karat Packaging and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our financial performance or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

With respect to our financial targets for the 2026 third quarter and 2026 full year adjusted EBITDA margin, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statements of income and cash flows prepared in accordance with GAAP, that would be required to produce such a reconciliation.